Exhibit 23.3
Consent of Ryder Scott

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company, L.P. hereby consents to the use of its name and the information from its reports regarding its estimates of reserves and future net revenues from the production and sale of those reserves for the year ending on December 31, 2008 in its Registration Statement on Form F-3 of Ecopetrol S.A. filed with the United States Securities and Exchange Commission on February 12, 2010.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm License No. 1580

Houston, Texas
February 12, 2010